                                                                    Exhibit 4.10



                              --------------------

                                 FACILITY LETTER

                              --------------------


                                BANK OF SCOTLAND


                                   funding of


                                (pound)2,000,000


                                       to


                   GA DESIGN INTERNATIONAL (HOLDINGS) LIMITED





                               Dickson Minto W.S.
                                    Edinburgh

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                                       1

                                                       Bank of Scotland
                                                       New Uberior House
                                                       11 Earl Grey Street
                                                       Edinburgh EH3 9BN
GA Design International (Holdings) Limited             Telephone:  0131 659 0720
(Company Number 3705307)                               Fax:        0131 659 0760
2nd Floor Lyme House Studios
30-31 Lyme Street
London NW1 0EE
                                                               15 February 2002

Dear Sirs

TERM LOAN OF (pound)2,000,000

We are pleased to offer GA Design International (Holdings) Limited (the "Borrower") a Term Loan of (pound)2,000,000 (the "Term Loan"). This offer is open for acceptance by the Borrower until 28th February 2002, when it will lapse. If accepted, this letter and its schedules will form the agreement between the Borrower and BoS for the Term Loan.

The definitions which shall apply to this letter are given in Schedules 4 and 11.

1.   Conditions Precedent

     The Term Loan will not be available until BoS has received, in form and substance satisfactory to it, the documents and evidence detailed in
     Schedule 1.

2.   The Term Loan

     2.1  Purpose

          The Borrower may only use the Term Loan to help fund the cash consideration payable by the Borrower in respect of its acquisition of the entire issued share capital of the Target.

     2.2  Drawdown

          2.2.1 Subject to 2.2.2 below, the Borrower may draw the Term Loan in one amount before 28th February 2002 by giving a Notice of Drawdown no later than 11 am on the proposed date of drawdown (which must be a Business Day).

          2.2.2 The Term Loan may not be drawn down if an Event of Default or Potential Event of Default has occurred or

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                                       2

               would result from drawdown.

     2.3  Repayment

          The Term Loan shall (subject to the other provisions of this letter) be repaid on the following dates by the following instalments:-

Repayment Date                                       Repayment Amount ((pound))

31 January 2003                                            400,000
31 July 2003                                               200,000
31 January 2004                                            200,000
31 July2004                                                200,000
31 January 2005                                            200,000
31 July 2005                                               200,000
31 January 2006                                            200,000
31 July 2006                                               200,000
31 January 2007                                            200,000
                                                          ---------
                                                          2,000,000
                                                          ---------

     2.4  Interest

          2.4.1 The period for which the Term Loan is outstanding shall be divided into successive Interest Periods each of which will start on the expiry of the previous period or, in the case of the first Interest Period, on drawdown.

          2.4.2 The Borrower will pay interest on the Term Loan for each Interest Period at the annual rate which is the sum of (1) the Margin, (2) LIBOR and (3) the Mandatory Costs.

          2.4.3 Interest will be paid in arrears on each Interest Payment Date.

          2.4.4 The Borrower may select Interest Periods of one, three or six months (subject to 2.4.6 below and/or as otherwise agreed by BoS).

          2.4.5 If the Borrower does not select an Interest Period by 11 am on the Business Day preceding its commencement then subject to 2.4.6 below, that Interest Period will be three months.

          2.4.6 No Interest Period may be selected which (1) extends beyond the Final Repayment Date or (2) would require the Borrower to repay all or any part of the Term Loan

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                                       3

               before the end of the relevant Interest Period to ensure that the Term Loan reduces in accordance with Clause 2.3 above.

          2.4.7 If there is a repayment, prepayment or recovery of all or any part of the Term Loan other than on the last day of an Interest Period, then the Borrower will pay BoS an amount equal to the amount (if any) by which the interest which would have been payable on the amount received at the end of that Interest Period exceeds the interest which, in the opinion of BoS, would have been payable on a deposit of equal amount placed with a prime bank in London for a period from the first Business Day after the early payment or recovery until the end of that Interest Period and the Borrower indemnifies BoS against any other costs, liabilities or expenses incurred by BoS in connection with that early payment or recovery.

     2.5  Prepayment

          The Borrower may prepay all or part of the Term Loan provided that:-

          2.5.1 it has given BoS at least 5 Business Days' notice in writing of its intention to prepay;

          2.5.2 the prepayment is made on the last day of an Interest Period or it has met its obligations under 2.4.7 above;

          2.5.3 amounts prepaid may not be redrawn;

          2.5.4 any prepayment is at least(pound)100,000 and is accompanied by accrued interest on the amount prepaid;

          2.5.5 any notice issued to BoS under 2.5.1 is irrevocable;

          2.5.6 any amount prepaid is applied against the instalments due in the inverse order in which they are otherwise payable; and

          2.5.7 BoS is paid, by way of compensation for early repayment, an amount equal to one per cent. (1%) of the amount prepaid if the prepayment is made pursuant to, in contemplation of or otherwise in connection with a refinancing of all or any part of the Term Loan by a third party which is a bank or financial institution.

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                                       4

     2.6 The Borrower will prepay the Term Loan (together with accrued interest) on a Sale or on a Listing.

3.   Hedging

     3.1 The Borrower, after consultation with BoS, shall enter into such interest rate protection agreements (with BoS Group) regarding its exposure to interest rates or foreign exchange rates as the Borrower and BoS may agree from time to time. Any fee or premium payable to BoS or to any other person in connection with such agreements shall be payable by the Borrower on demand and the Borrower hereby indemnifies BoS (and any of its subsidiaries) against all and any liabilities, losses, damages, costs and other amounts which may arise out of or in connection with such arrangements (including, without limitation, the termination or closing out of such arrangements) save to the extent resulting from the gross negligence or wilful default of BoS or any of its subsidiaries.

     3.2 In consideration of (1) Treasury (now or in the future) entering into any of the agreements contemplated in 3.1 above with the Borrower or any Group Company and (2) BoS entering into the Treasury Guarantee, the Borrower shall indemnify BoS against the Indemnified Events. In addition, the Borrower:-

          3.2.1 authorises BoS to make any payments and comply with any demands made under the Treasury Guarantee without further authority from the Borrower and agrees that any such payment shall be binding on the Borrower without further evidence from BoS of its liability to make such payment to Treasury;

          3.2.2 undertakes to pay to BoS on demand an amount equal to each amount demanded under the Treasury Guarantee and authorises BoS to debit any of the Borrower's accounts with such sums; and

          3.2.3 agrees that this indemnity shall be a continuing security until such time as all liabilities, claims, damages, costs and expenses incurred or sustained by the Borrower under this indemnity have been paid or discharged in full.

4.   Default Interest

     4.1 If the Borrower fails to pay any sum under or in relation to the Term Loan on its due date then the Borrower will pay interest

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                                       5

          on it until it is paid at the Default Rate.

     4.2 Default interest payable must be paid monthly in arrear and if not paid will itself bear interest at the Default Rate.

5.   Security

     5.1 As security for the Term Loan and any other money owing or incurred to BoS by any Group Company (including contingent liabilities and all amounts due to BoS in respect of payment commitments entered into by BoS on behalf of any Group Company but not yet debited to that company's account) the Borrower will deliver or procure delivery of the security detailed in Schedule 1.

     5.2 The Borrower will grant such further security to BoS as it may require from time to time and procure that any subsidiary undertaking which is created or is acquired by any Group Company after the date of this letter will grant such security to BoS as it shall notify to the Borrower from time to time and all such further security will secure the Term Loan and any other money owing or incurred to BoS by any Group Company (including contingent liabilities).

6.   Representations and Warranties

     The Borrower by signing this letter makes the representations and warranties set out in Schedule 2 and repeats each of them (save for 7, 8, 9, 11, 12 and 16) on each Interest Payment Date.

7.   Covenants

     The Borrower covenants with BoS that from the date of its acceptance of this letter until all the Borrower's obligations under it have been discharged:-

     7.1  General Covenants

          The Borrower will at all times comply and procure compliance by each Group Company with the general covenants set out in Schedule 3.

     7.2  Financial Covenants

          The Borrower will at all times comply with the financial covenants set out in Schedule 4.

     7.3  Financial Information Covenants

          The Borrower will at all times comply with the financial

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                                       6

          information covenants set out in Schedule 5.

8.   Default and Indemnity

     8.1 If an Event of Default occurs and has not been waived by BoS in writing, BoS may by notice in writing to the Borrower:-

          8.1.1 cancel any part of the Term Loan then undrawn; and/or

          8.1.2 require repayment (immediately or otherwise as BoS may require) of the Term Loan together with accrued interest; and/or

          8.1.3 require that interest is payable on the Term Loan at the Default Rate.

     8.2 The Borrower will indemnify (and keep indemnified) BoS on written demand against any loss or expense, including legal fees, which BoS sustains or incurs:-

          8.2.1 because of a default by any Group Company of any obligation assumed by it under any BoS Document; or

          8.2.2 as a consequence of any Event of Default or Potential Event of Default.

9.   Taxes and Increased Cost

     9.1 All payments by the Borrower to BoS (being a Qualifying Bank) under this letter shall be free and without deduction of tax unless the Borrower is required by law to make a payment subject to deduction or withholding of tax, in which case the amount payable by the Borrower will be sufficiently increased to ensure that BoS receives and retains a net sum equal to that which it would have received and retained were no deduction or withholding made. If BoS subsequently receives a tax credit which is referable to the increased payment and which enhances its position, then it will reimburse the Borrower sufficient to redress the position up to the amount received so long as by so doing it does not prejudice receipt or retention of the tax credit.

     9.2 If BoS incurs an Increased Cost, then the Borrower will indemnify it and will promptly pay to it the amount BoS certifies as payable. BoS will disclose, in reasonable detail, the basis of its calculation but not any matter which it considers confidential.

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                                       7

10.  Payment, Set Off and Interest Calculations

     10.1 All payments of principal, interest or commission will be paid to BoS at the Borrower's branch unless BoS otherwise directs and shall be in cleared sterling funds free of set-off or counterclaim.

     10.2 All sums of interest or commission will be calculated on the basis of a year of 365 days and for the actual number of days elapsed following decree or judgement as well as before it.

     10.3 Any determination by BoS of any amount of principal, interest, commission or charges or an applicable interest rate shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     10.4 Where the due date for payment of any sum under any BoS Document is not a Business Day then (without affecting subsequent payment dates) actual payment will be required on the next Business Day unless that day falls in the next calendar month, in which case payment will be on the preceding Business Day.

     10.5 The Borrower agrees that any monies from time to time standing to its credit on any account with BoS may be retained as cover for and at any time without notice to the Borrower applied by BoS in or towards payment or satisfaction of any monies or liabilities now or from time to time due, owing or incurred by the Borrower to BoS in whatsoever manner, whether presently payable or not, whether actually or contingently, whether solely or jointly with any other person and whether as principal or surety.

     10.6 If BoS exercises any right of set-off in respect of any liability of the Borrower and that liability or any part of it is in a different currency from any credit balance against which BoS seeks to set it off, BoS may use the currency of the credit balance to purchase an amount in the currency of the liability at the then prevailing spot rate of exchange and to pay out of the credit balance all costs, charges and expenses incurred by BoS in connection with that purchase.

     10.7 If the Borrower fails to pay any amount due to BoS in Sterling but makes such payment in another optional currency, the Borrower shall indemnify BoS against the full cost incurred by BoS (including all costs, charges and expenses) of converting that payment into Sterling.

     10.8 In the event that (1) any currency in which any of the obligations

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                                       8

          under the BoS Documents are denominated from time to time is changed or replaced at any time after the date of this letter (whether as a result of the introduction of, changeover to or operation of a single or unified European currency or otherwise) and/or (2) any price source for the euro or the national currency of any member state of the European Union disappears or is replaced and/or (3) any market conventions relating to the fixing and/or calculation of interest are changed or replaced, the BoS Documents will be amended to the extent that BoS (acting reasonably) considers to be required in order to reflect those circumstances.

11.  Illegality

     If, in the opinion of BoS, the introduction of any law or regulation or change in its interpretation, makes it unlawful for BoS to maintain any part of the Term Loan or carry out any of its obligations in relation to it then BoS will serve notice to that effect on the Borrower and that notice will release BoS from those obligations. The Borrower will then repay to BoS (on its demand or on whatever later date BoS reasonably specifies) the Term Loan together with any other sums payable to BoS under this letter.

12.  Assignment and Transfer

     12.1 This letter is for the benefit of the Borrower and BoS and their successors and assignees and transferees of BoS.

     12.2 The Borrower may not assign or transfer all or any of its rights, obligations or benefits under this letter.

     12.3 BoS will be entitled (after consultation with the Borrower) to (1) assign, novate or transfer and/or (2) permit a participation in all or any part of its rights and obligations under this letter to or by any other Qualifying Bank or Banks. The Borrower undertakes to execute and to procure that each Group Company will execute all documents BoS may reasonably require to give effect to an assignment, novation or transfer. If BoS does assign, novate or transfer or enter into a participation arrangement, the Borrower will continue to deal directly with BoS as agent.

     12.4 BoS will be entitled to enter into any sub-participation or other contractual arrangement with any person in relation to the BoS Documents and (subject to 12.5 below) to provide information in relation to the Group to such persons for such purpose.

     12.5 BoS will be entitled to disclose to any prospective or actual assignee, transferee or participant, any other member of the BoS

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                                       9

          Group or any other person who enters or proposes to enter into contractual relations with BoS in relation to the BoS Documents confidential information concerning each Group Company and its financial condition and any other information which may be given to BoS in relation to this letter, provided that the person to whom such information is disclosed undertakes to BoS to maintain the confidentiality of such information.

13.  Notices

     Unless otherwise provided in this letter, all notices or other communications to or between the parties will be in writing and:-

     13.1 will be by first-class pre-paid post or by fax transmission, authenticated to the satisfaction of BoS and if by letter, will be deemed to have been received forty-eight hours after posting (unless hand delivered and then at the time of delivery) and if by fax, when sent (provided a transmission report is received);

     13.2 in order to prove that a notice or demand has been made, BoS need only establish that the notice or demand was properly addressed and posted or transmitted;

     13.3 if given to BoS, it will be given at the address at the head of this letter or at any other address in the UK which BoS may designate at any time by notice to the Borrower;

     13.4 if given to the Borrower, it will be deemed to be duly given if given at the address of the Borrower shown above or at any other UK address the Borrower designates by notice to BoS;

     13.5 BoS may rely upon any communication by telephone or fax or purporting to be on behalf of the Borrower by anyone notified to BoS as being authorised without enquiry by BoS as to authority provided that BoS follows any security procedure which has been agreed with the Borrower. The Borrower agrees to indemnify BoS against any liability incurred or sustained by BoS as a result.

14.  Press Release

     The Borrower and BoS shall agree the terms of any public announcement or press release concerning the terms of this letter and no such announcement or release shall be issued without the agreement of both unless required by the SEC or any other applicable Stock Exchange or listing authority. Any announcement by either party shall in any event be issued only after prior consultation with the other.

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                                       10

15.  Miscellaneous

     15.1 No failure or delay by BoS in exercising any right or remedy under any BoS Document shall operate as a waiver, and no single or partial exercise shall prevent further exercise, of any right or remedy.

     15.2 If any part of this letter is not valid or enforceable then that shall not affect any other part.

     15.3 The Schedules referred to in this letter shall form part of this letter.

     15.4 Save to the extent expressly provided to the contrary in a BoS Document, a person who is not a party to a BoS Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

16.  Principal Banker

     All bank transactions and accounts of the Group shall be made or held with BoS Group unless otherwise agreed by BoS.

17.  Fees and Expenses

     17.1 The Borrower will pay to BoS an arrangement fee of (pound)35,000 payable on drawdown of the Term Loan and which shall debited to the current account of the Borrower with BoS.

     17.2 The Borrower will pay or reimburse to BoS (on a full indemnity basis) all reasonable legal, accountancy, valuation, due diligence and other fees, costs and expenses or tax charged to or incurred by BoS in connection with the BoS Documents (including the amendment, waiver, enforcement or preservation of the BoS rights) on demand.

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                                       11

18.  Law

     This letter will be governed by and construed according to English law and the Borrower submits to the jurisdiction of the English courts.

Yours faithfully


/s/ Andrew Shankland
for and on behalf of
THE GOVERNOR AND COMPANY
OF THE BANK OF SCOTLAND

Agreed and accepted on behalf of GA Design International (Holdings) Limited

By /s/ Vernon B Brannon Director

/s/ Werner Aeberhard Director/Secretary

Date: 15 February 2002

IMPORTANT NOTICE: As with any legally binding agreement, we recommend that you consult your solicitor or other independent legal adviser before accepting this letter.

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                                       12

                                   SCHEDULE 1

                              CONDITIONS PRECEDENT

1.   Drawdown

     A Notice of Drawdown.

2.   Security

     2.1  A first and only debenture from each Group Company.

     2.2 A Composite Guarantee (incorporating set off arrangements) by each Group Company (as guarantor) in favour of BoS on account of each Group Company (as principal).

     2.3  The Inter Creditor Deed.

     2.4 A guaranty by HLM Design, Inc. for not less than US$750,000 in favour of BoS and on account of the obligations of each Group Company to BoS.

     2.5 Consent by the Industrial Bank of Japan to execution of the guaranty referred to in 2.4 above by HLM Design, Inc., to execution by the Group Companies of the Security Documents and confirmation from IBJ that none of the documents signed by IBJ restrict the enforcement of the Security Documents.

     2.6 Personal guarantees by each of Joseph M Harris, Vernon B Brannon and Werner Aeberhard in favour of BoS in respect of $500,000 in aggregate of the Term Loan to remain in place until not earlier than (pound)600,000 of the Term Loan has been irrevocably repaid.

3.   Financial Information

     3.1  The Accountant's Report.

     3.2  The Business Plan.

     3.3 The Financial Statements of the Target Group for the period to 31st December 2000.

     3.4 The management accounts of the Target Group for the period to 31st October 2001.

     3.5  An opening pro forma balance sheet.

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                                       13

     3.6 Whatever information regarding the trading and financial position of each Group Company that BoS may reasonably require.

4.   Due Diligence Report

     The  Legal Due Diligence Report.

5.   Acquisition and Financial Assistance

     5.1 A Certified Copy of the executed Acquisition Agreement with confirmation from the Borrower's solicitors that the conditions precedent to completion have been satisfied in full, apart from payment of that part of the consideration to be funded by the Term Loan.

     5.2 A Certified Copy of the Acquisition Documents (other than the Acquisition Agreement).

     5.3  A Certified Copy of each of the Loan Notes.

     5.4 Evidence (including Certified Copies of applicable documents and resolutions) that each relevant Group Company has complied with Sections 151-158 of the Companies Act 1985.

     5.5 An auditors non-statutory report and letter of engagement and a board memorandum in relation to the net asset position of each relevant Group Company.

     5.6 Evidence satisfactory to BoS that all of the relevant forms and resolutions in relation to compliance with Sections 151 to 158 of the Companies Act 1985 by each Group Company have been lodged at Companies House.

     5.7 Evidence of the deferral of all fees payable by any member of the Group to Quayle Munro until not earlier than 30th June 2002.

6.   Refinancing

     6.1 Evidence that all Security Rights (including the debenture dated 30th January 2001 by the Target in favour of Barclays Bank plc), guarantees and indemnities granted by any Group Company have been or will be discharged at or before drawdown including evidence that the debenture by GA Design International Limited in favour of Barclays Bank plc has been discharged.

     6.2 Details of all bonds, indemnities and guarantees issued by any bank or other person on behalf of any Group Company.

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                                       14

     6.3 Copies of any bank balances or reconciliations delivered by the Vendors in terms of the Acquisition Agreement.

     6.4 A counter indemnity from the Borrower in respect of any guarantee by BoS in favour of the outgoing bank.

7.   Administrative/Secretarial

     7.1  A Secretary's Certificate.

     7.2 A Certified Copy of the duly executed service contract of each member of the Management Team.

     1.6  An account mandate in respect of the Borrower.

     1.7  A Certified Copy of the Articles of Association.

     1.8 The information and evidence in respect of the Borrower required by BoS to comply with its own money laundering procedures.

8.   Insurance

     A letter addressed to BoS setting out details of the insurances of the Group and the Target Group and the recent claims history in relation to such insurances.

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                                       15

                                   SCHEDULE 2

                         REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:-

1. each Group Company is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation;

2. no Group Company has any Borrowings (other than Permitted Borrowings) and no Security Right (other than a Permitted Security Right) exists over the property or assets of any of them;

3. no Event of Default nor Potential Event of Default has occurred and is continuing unwaived;

4. each Group Company has power to enter into and comply with its obligations in terms of the BoS Documents;

5. everything has been done (including obtaining any necessary consents) in order (1) for each Group Company to comply with its obligations under the BoS Documents and (2) to ensure that those obligations are legally binding;

6. execution of and compliance with the BoS Documents does not cause any Group Company to breach:-

     6.1 any law, regulation, judicial or official order to which it is subject;

     6.2  its memorandum or articles of association; or

     6.3 any letter, undertaking or restriction to which it is a party or subject;

     and will not result in the imposition of any Security Right (other than under a BoS Document) on any of its assets;

7. so far as the Borrower is aware after all necessary enquiries each statement of fact contained in the Accountant's Report or in the Business Plan is materially correct and, so far as the Borrower is aware after all necessary enquiries, there are no other matters concerning any Group Company not already disclosed in writing to and accepted by BoS which would materially qualify or contradict the Accountant's Report or the Business Plan;

8. so far as the Borrower is aware after all necessary enquiries all statements of opinion in the Accountants Report or the Business Plan

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                                       16

     were, when made, given in good faith after careful consideration and are still honestly and reasonably held; so far as the Borrower is aware after all necessary enquiries all forecasts and projections contained in the Accountants Report or the Business Plan were prepared in good faith, after careful consideration and on the basis of reasonable assumptions and the Borrower is not aware of anything which might affect their accuracy;

9. so far as the Borrower is aware the factual information in the Due Diligence Report is true and accurate in all material respects and so far as the Borrower is aware after all necessary enquiries the Due Diligence Report does not fail to disclose any matter which would make such report inaccurate or misleading in any respect;

10. save as disclosed to BoS in compliance with 2.2 of Schedule 3, no Material Litigation is current, pending or threatened against any Group Company or its assets;

11.  the Financial Statements of the Target delivered to BoS in terms of
     Schedule 1 were prepared in accordance with GAAP and give a true and fair view of the financial condition of the Target at the end of the relevant period and there has been no material adverse change in the financial condition of the Target since the date of those accounts;

12. the management accounts of the Target delivered to BoS in terms of Schedule 1 have been prepared with due care and attention and accurately reflect the financial position of the Target in all material aspects as at their date and there has been no material adverse change in the financial condition of the Target since the date of those accounts;

13. the copies of all Certified Copy documents and other documents delivered to BoS are true, accurate and complete in all material respects;

14. the most recent Financial Statements of the Group were prepared in accordance with GAAP and give a true and fair view of the financial condition of the Group at the end of the relevant period and there has been no material adverse change in the financial condition of the Group since the date of those statements;

15. the most recent management accounts of the Group have been prepared with due care and attention and accurately reflect the financial position of the Group in all material aspects as at their date and there has been no material adverse change in the financial condition of the Group since the date of those accounts;

16. on drawdown of the Term Loan, the Borrower will be the beneficial owner of the issued share capital of each other Group Company free from any Security Right (other than a Permitted Security Right);

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                                       17

17. each Group Company holds all licences and consents (including Environmental Licences) necessary for the ownership of its property and which allow it to comply with the terms of the BoS Documents and to conduct its business and has complied in all material respects with those licences and consents and with Environmental Law;

18. no Dangerous Substance has been used, disposed of or released at or from any property owned or occupied by a Group Company or (to the best of the Borrower's knowledge) from any adjoining property, which, in either case, is likely to result in a liability which, in the opinion of BoS, would have a Material Adverse Effect;

19. each Group Company is either owner or licensee of all Intellectual Property Rights used in its business and use of them does not infringe any third party rights;

20. the Acquisition Documents constitute the entire agreement between the Borrower and Vendors for the acquisition of the Target;

21. so far as it is aware, the Acquisition Warranties (as qualified by any related disclosure schedules) are true and correct in all material respects;

22. the group structure chart in Schedule 10 correctly sets out the structure of the Group and the legal and beneficial ownership of each Group Company (other than the Borrower) immediately following Completion;

23. none of the Ringfenced Companies has assets with a net value in excess of(pound)5,000 in aggregate;

24.  the Borrower is a wholly owned subsidiary of the Parent.

                                   SCHEDULE 3

                                GENERAL COVENANTS

1.   The Borrower shall, save with the prior written consent of BoS:-

     1.1 ensure that its obligations in respect of the Term Loan and the obligations of itself and each other Group Company under the Security Documents at all times rank ahead of all other Borrowings of each Group Company unless statutorily preferred;

     1.2 notify BoS of any Event of Default or Potential Event of Default immediately upon becoming aware of it, at the same time describing the steps (if any) being taken to nullify or mitigate its effects;

     1.3 take or procure to be taken all reasonable steps available to it (including commencement of litigation) to enforce all/any of its rights, title, benefit and interest in, to, under and pursuant to the Acquisition Documents unless the Borrower demonstrates to the satisfaction of BoS that to do so would be impracticable or would not be in the best commercial interest of the Group.

2. The Borrower shall, and shall procure that each other Group Company shall, unless it has a prior written waiver from BoS:-

     2.1 effect and maintain (with BoS interest noted on them) sufficient and appropriate policies of insurance of its business and assets and supply copies or evidence of them on written demand by BoS;

     2.2  advise BoS within 14 days of Material Litigation;

     2.3 take whatever steps and execute whatever documents BoS may reasonably require in order to give effect to the Security Documents;

     2.4 have and maintain all licences and authorisations necessary under any law or regulation affecting the conduct of its business;

     2.5 comply with all Statutory Controls and promptly give to BoS a copy of any notice concerning compliance with them;

     2.6 at the Borrower's expense once in each year and/or at any time after an Event of Default, permit BoS to obtain valuations of whatever Group assets which BoS may, at any time, reasonably require;

     2.7 on receiving the same, notify BoS of any actual or threatened claim against any Group Company in respect of an alleged breach of Environmental Law or remedial obligation or liability under such law which could, if well-founded, (1) have a Material Adverse Effect or
          (2) constitute a material liability of that Group Company (which shall be judged solely by BoS (acting reasonably));

     2.8 indemnify BoS, any receiver appointed by BoS and their respective officers, employees and agents against all costs and expenses suffered or incurred by them which arise as a result of (1) any actual or threatened breach of Environmental Law, (2) any actual or threatened release of or exposure to a Dangerous Substance on, at or from the premises or operations of any Group Company or (3) any actual or threatened claim referred to in 2.7 above whether such claim has a Material Adverse Effect or not;

     2.9 where environmental harm in terms of the Environmental Protection Act 1990 (as amended by the Environmental Act 1995) has been caused to any property belonging to any Group Company over which BoS has or will have a security interest pursuant to a Security Document, ensure that none of the Group Companies is the "appropriate person" in terms of that Act who has caused or knowingly permitted that harm to occur and be aware both of the identity of the appropriate person and of that person's current financial condition.

3. The Borrower shall not, and shall procure that each other Group Company shall not, save with the prior written consent of BoS:-

     3.1 grant or permit to subsist any Security Right other than a Permitted Security Right;

     3.2 incur or contract to incur or permit to subsist any Borrowings other than Permitted Borrowings;

     3.3 dispose of or part with control of (whether by a single transaction or a series of transactions) any asset or undertaking (other than a Permitted Disposal);

     3.4 carry on any business other than that undertaken at the date of acceptance of this letter;

     3.5 lend or give credit to or indemnify or guarantee any other person(s) unless it is (1) to or on account of the obligations of another Group Company which has granted Full Group Security or (2) in the ordinary course of trade;

     3.6 save for PFI projects in the ordinary and usual course of trade, join any partnership or joint venture with any other person or amalgamate with any other person (other than as part of a solvent reconstruction with the prior written consent of BoS);

     3.7 in any financial year incur any capital expenditure (actually or contingently) in excess of (pound)250,000 in aggregate;

     3.8 acquire any company or business (or any shares in any company) for a consideration in excess of (pound)50,000 or which, when aggregated with the consideration for all other acquisitions in any financial year exceeds (pound)50,000;

     3.9 alter the accounting principles and practices applied in its Financial Statements (unless to comply with GAAP or in the United States of America or on the advice of its auditors);

     3.10 alter its accounting reference date other than to 30th April;

     3.11 enter an arrangement for finance not shown in its balance sheet as Borrowings which, when aggregated with all other such arrangements in any financial year exceeds (pound)300,000;

     3.12 factor or discount its debts;

     3.13 agree to amend or waive or permit the amendment or waiver of any of the Acquisition Documents, the Articles of Association or the Loan
          Note Instrument in any way which, in the opinion of BoS, is likely to have an adverse effect upon the interests of BoS under the BoS Documents;

     3.14 declare or make any Distribution other than a Permitted Distribution;

     3.15 declare or make any payment on or in relation to the Subordinated Debt other than in relation to Permitted Payments in accordance with the Inter Creditor Agreement or accelerate or increase any payment on or in relation to the Subordinated Debt or redeem, repay or purchase the Subordinated Debt;

     3.16 allow any dormant company or any Ringfenced Company to undertake any significant accounting transaction or otherwise commence trading or to acquire or assume any rights or liabilities without first having granted Full Group Security;

     3.17 pay any fees due by the Group to Quayle Munro before 30th June 2002.

                                   SCHEDULE 4

                               financial COVENANTS

1.   The Borrower covenants with BoS as follows:-

     1.1  Gearing

          The ratio of Net Borrowings to Net Worth shall not at any time be greater than:-

          1.1.1 4.0 : 1 during the period from the date of drawdown to 30th April 2002;

          1.1.2 2.5 : 1 during the period from 1st May 2002 to 30th April 2003;

          1.1.3 1.25:1 during the period from 1st May 2003 to 30th April 2004;
               and

          1.1.3 0.5 : 1 thereafter.

     1.2  Trade Debtor Cover

          The ratio the Trade Debtors of the Group (less Preferential Creditors) to the Net Borrowings shall not be less than:-

          1.2.1 1.25 : 1 during the period from the date of drawdown to 30th April 2002;

          1.2.2 2.0 : 1 during the period from 1st May 2002 to 30th April 2003; and

          1.2.3 3.0 : 1 thereafter.

     1.3  Senior Interest Cover

          The ratio of PBIT to Senior Interest shall not be less than 3.0 : 1.

     1.4  Cash Flow Cover

          The ratio of CFADS to Total Debt Service shall not be less than 1.2 :
          1.

     1.5  Consolidated Gearing

          The ratio of Consolidated Net Borrowings to Consolidated Net Worth shall not at any time be greater than:-

          1.5.1 2.0 : 1 during the period from the date of drawdown to 30th April 2003;

          1.5.2 1.5 : 1 during the period from 1st May 2003 to 30th April 2004; and

          1.5.3 1.0 : 1 thereafter.

     1.6  Consolidated Interest Cover

          The ratio of Consolidated PBIT to Consolidated Total Interest shall not be less than:-

          1.6.1 2.75:1 during the period from the date of drawdown to 31 July 2002; and

          1.6.2 3.0 : 1 thereafter.

2.   The financial covenants shall be tested as follows:-

     2.1 the Gearing and Consolidated Gearing covenants shall be tested on a quarterly basis on 31 January, 30 April, 31 July and 31 October in each year commencing 30 April 2002;

     2.2 the Trade Debtor Cover covenant shall be tested on a monthly basis on the last day of each month commencing on 28 February 2002;

     2.3 the Senior Interest Cover covenant shall be tested on a monthly basis on the last day of each month commencing on 28 February 2002 by reference to the preceding twelve month period;

     2.4 the Consolidated Total Interest Cover and Cash Flow Cover Covenants shall be tested on a quarterly basis with the first test on 30 April 2002 by reference to the period from Completion to that date, the second test on 31 July 2002 by reference to the period from Completion to that date, the third test on 31 October 2002 by reference to the period from Completion to that date and the fourth test on 31 January 2003 by reference to the period from Completion to that date and thereafter on 31 January, 30 April, 31 July and 31 October in each year by reference to the preceding twelve month period;

     in the case of the covenants in 1.1, 1.2, 1.3 and 1.4 above, by reference to the latest Financial Statements of the Borrower or, if more recent, to the latest management accounts of the Group and, in the case of the covenants in 1.5 and 1.6 above, by reference to the latest Financial Statements of the Parent or, if more recent to the latest management accounts of the Consolidated Group, provided that in each case, where any financial covenant is tested by reference to management accounts it shall be tested again by reference to Financial Statements when the relevant Financial Statements become available.

3.   For the purposes of this Schedule 4:-

     "CFADS" means, for any specified period, PBIT after adding back depreciation and other non-cash profit & loss items, plus or minus net movements in working capital, less tax paid and capital expenditure paid (net of capital expenditure funded by asset disposals and/or hire-purchase and/or finance leasing) by the Group in that period.

     "Consolidated Net Worth" means the aggregate of the amount paid up on the issued share capital of the Parent and the amount standing to the credit of its capital and revenue reserves (including any share premium account or capital redemption reserve and goodwill) plus or minus the amount standing
                                              ----    -----
     to the credit or debit (as the case may be) of the profit and loss account of the Parent.

     "Consolidated Net Borrowings" means total Borrowings of each Consolidated Group Company less sums standing at credit of all accounts of the Consolidated Group.

     "Consolidated PBIT" means, for any specified period, the trading profit of the Consolidated Group before deduction of interest, taxation and
                            ------
     amortisation of goodwill but after the deduction of extraordinary and exceptional items.

     "Consolidated Total Interest" means, in relation to any specified period, the aggregate amount of interest, commission, guarantee fees and other recurrent financial expenses attributable to the Net Borrowings of the Consolidated Group charged, accrued or capitalised for such period.

     "GAAP" means generally accepted accounting principles and practices in the UK or the USA.

     "Net Borrowings" means total Borrowings of each Group Company less sums standing at credit of all accounts of the Group with BoS from time to time in respect of which BoS has valid and enforceable rights of set-off.

     "Net Worth" means the aggregate of the amount paid up on the issued share capital of the Group and the amount standing to the credit of its capital and revenue reserves (including any share premium account or capital redemption reserve and goodwill) plus or minus the amount standing to the
                                      ----    -----
     credit or debit (as the case may be) of the profit and loss account of the Borrower.

     "PBIT" means, for any specified period, the trading profit of the Group before deduction of interest, taxation and amortisation of goodwill but
     ------
     after the deduction of extraordinary and exceptional items.

     "Preferential Creditors" means creditors whose debts would be treated as having a preferential ranking in terms of Section 386 of and Schedule 6 to the Insolvency Act 1986 (or any subsequent legislation amending the categories of preferential debts in an insolvency) if, on the date of computation, preferential ranking had crystallised.

     "Senior Interest" means, in relation to any specified period, the aggregate amount of interest, commission, guarantee fees and other recurrent financial expenses attributable to the Borrowings of the Group due to BoS charged, accrued or capitalised for such period.

     "Total Debt Service" means, in relation to any specified period, the aggregate of Total Interest and scheduled repayments due on the total Borrowings of the Group.

     "Trade Debtors" means debts due to each Group Company in the ordinary course of business outstanding for not more than 90 days from date of invoice (or such other period agreed with BoS) and which are not bad or doubtful (or determined by BoS to be bad or doubtful) but excluding:-

     1.   any debt owed by another Group Company;

     2. any debt owed by any person who is also a creditor of a Group Company to the extent of the amount owed by that Group Company to that creditor; and

     3. any debt which has been assigned or charged to or is held in trust for any third party or is subject to any factoring or invoice discounting or similar letter;

     with any adjustments BoS may from time to time consider to be appropriate in the context of the business of each Group Company and the Term Loan.

4. If the Borrower breaches the terms of any of the financial covenants specified above, without prejudice to any of its other rights or remedies, BoS shall be entitled to:-

     4.1 initiate an investigation and instruct any report (accounting, legal and valuation or otherwise) on the business and affairs of the Borrower or any other Group Company which BoS deems necessary to ascertain the financial position of the Group, all costs incurred by BoS in so doing being payable by the Borrower; and/or

     4.2  increase the Margin by two per cent (2%).

                                   SCHEDULE 5

                         FINANCIAL INFORMATION COVENANTS

The Borrower covenants that it will supply to BoS:-

1. within 90 days after the end of each financial year of the Borrower two copies of its Financial Statements and two copies of the Financial Statements of the Parent;

2. within 28 days before the commencement of each financial year of the Borrower, its annual budget (including profit and loss account, balance sheet and cash flow forecasts) for the next financial year and a consolidated annual budget for the Group;

3. within 21 days after the end of each month in each financial year of the Borrower, management accounts (including profit and loss account, balance sheet and cash flow statements) on a consolidated basis for the Group and showing a comparison with budget together with commentary by the finance director on all material aspects of those management accounts;

4. within 45 days after the end of each quarter in each financial year of the Parent, management accounts (including profit and loss account, balance sheet and cash flow statements) on a consolidated basis for the Consolidated Group and showing a comparison with budget together with commentary by the finance director on all material aspects of those management accounts;

5. at the same time as it delivers the Financial Statements or the management accounts referred to above, a certificate of compliance in the form set out in Schedule 9 with the financial covenants set out in Schedule 4 signed by a director of the Borrower setting out in reasonable detail supporting computations and in form and content acceptable to BoS;

6. details of all off balance sheet financing arrangements in excess of(pound)300,000 in aggregate in any financial year;

7. such further financial information as BoS may from time to time reasonably require.

The Borrower also covenants that it will identify from any consolidated accounts prepared for itself and its Subsidiaries the financial performance of any undertaking included in those accounts as a Subsidiary Undertaking (which is not a Subsidiary) and will provide details of all financing agreements and arrangements to which any Group Company is a party which need not be shown in the Financial Statements of the Borrower.

                                   SCHEDULE 6

                                EVENTS OF DEFAULT

1. The Borrower fails to pay any sum of principal due under a BoS Document on its due date or the Borrower fails to pay any other sum due under a BoS Document within 7 days of its due date, other than as a result of the failure of the appropriate payment transmission system which is not within the Borrower's control provided that such payment is made to BoS within 2 Business Days of the due date;

2. any written information or projection given or any representation, warranty or statement made or repeated by or on behalf of any Group Company under the BoS Documents (whether before or after the date of this letter) is incorrect, inaccurate, incomplete or, in the opinion of BoS, misleading in each case in any material respect and, if the relevant circumstances are capable of remedy, those circumstances are not remedied within seven days;

3. any Borrowings of any Group Company are not paid when due for payment (whether because of acceleration or otherwise) or within any originally permitted period of grace or any creditor of all or any of the Group Companies becomes entitled to declare any such borrowings due and payable prior to their stated maturity;

4. the Borrower fails to comply with the terms of Schedule 4 or any Group Company fails to comply with the terms of any of Clauses 3.1, 3.2, 3.3, 3.11, 3.13, 3.14 and 3.15 of Schedule 3;

5. any Group Company fails to comply with any other covenant, undertaking or obligation given or owed by it under a BoS Document which is not remedied to the satisfaction of BoS within 28 days after the first of (1) a Group Company being aware of the failure or (2) notice by BoS calling for its remedy (should BoS reasonably consider it to be remediable);

6. any Group Company (other than a Ringfenced Company) ceases or threatens to cease to carry on its business or a significant part of it (unless as part of a solvent reconstruction approved by BoS) or suspends or threatens to suspend payment of its debts or is unable or is deemed to be unable to pay its debts within the meaning of Section 123 (1) of the Insolvency Act 1986;

7. a proposal is made or a nominee or supervisor is appointed for any Group Company (other than a Ringfenced Company) for a composition in satisfaction of its debt or for a scheme of arrangement of its affairs or other arrangement or any proceedings for the benefit of its creditors are commenced under any law, regulation or procedure relating to the reconstruction or readjustment of debt;

8. a petition is made for an administration order under the Insolvency Act 1986 with respect to any Group Company (other than a Ringfenced Company);

9. any steps are taken by a Group Company (without BoS prior written consent) or any other person to wind up or dissolve any Group Company (other than a Ringfenced Company) or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer to any Group Company (other than a Ringfenced Company) or any part of its undertaking or assets;

10. any legal process (excluding arrestments on the dependence) in excess of (pound)100,000 (when aggregated with all other legal processes in any one financial year) (not being reasonably considered by BoS to be defensible or vexatious, in good faith) is levied, enforced or sued against a Group Company or its assets or any person validly takes possession of any of the property or assets of a Group Company or steps are taken by any person to enforce any Security Right against any of the property or assets of a Group Company;

11. any event occurs or proceedings are taken in respect of a Group Company in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in paragraphs 6 to 10 above (inclusive);

12. any part of a BoS Document ceases to be legal or effective (or a Group Company so alleges) in a way which is adverse to the interests of BoS or any consent required to enable a Group Company to perform its obligations under a BoS Document ceases to have effect;

13. notice of withdrawal or discontinuance of any guarantee or security provided by any third party (including any Group Company) is served on BoS and a replacement guarantor suitable to BoS cannot be found within seven days of receipt of such notice;

14. control of any Group Company passes to any person or persons (whether acting individually or in concert) who is or are not a shareholder in it immediately after Completion without the prior written consent of BoS;

15.  the Borrower ceases to be a wholly owned subsidiary of the Parent;

16. any licence, authority, permit, consent, agreement or contract which is material to the business from time to time of any Group Company is terminated, withheld or modified which will result in a 15% (or more) fall in the annual turnover of the Group and lead to a breach of the financial covenants in Schedule 4 to this letter;

17. in the reasonable opinion of BoS at any time after the date of this letter:-

     17.1 there is a risk of material liability to BoS under Environmental Law or because it has taken security (direct or third party) for the Term Loan; or

     17.2 the value of any asset of any Group Company may be diminished in any material way because of Environmental Law; or

     17.3 any Group Company does not comply with regulations or the law applicable to its business or with Environmental Law or Licence(s) which failure to comply will have a Material Adverse Effect;

18. any 5 or more members of the Management Team cease to be an employee or director of the Borrower unless a replacement acceptable to BoS is identified and accepts such position (subject to any notice period) within 60 days of that cessation or other interim measures acceptable to BoS are implemented;

19. (save where the Borrower can demonstrate to the satisfaction of BoS (acting reasonably) that no material liability to any Group Company or BoS will arise due to the existence of relevant insurance cover) any litigation, arbitration or administrative proceedings (excluding any arrestment on the dependence) are instituted against any Group Company which, if adversely determined, would involve a total liability (whether actual or contingent) in excess of (pound)100,000 in aggregate for any financial year;

20. any other circumstance or event occurs or arises which will have a Material Adverse Effect.

                                   SCHEDULE 7

                               NOTICE OF DRAWDOWN

[GA Design International (Holdings) Limited Headed Paper]

To:      Bank of Scotland
         New Uberior House
         11 Earl Grey Street
         Edinburgh EH3 9BN

                                                               Date:____________

As required under Clause 1 of the facility letter dated _____________ (the "Letter") between the Bank and ourselves as borrower in respect of term loan facilities of (pound)2,000,000 (the "Facilities"), we now give you notice of our intention to drawdown under the Term Loan as follows:

1.   Date of Drawdown: ____________.

2.   Amount:(pound)____________.

3.   The duration of the first Interest Period: ___________ months.

4.   Payment instructions: ___________.

5.   We confirm that:-

     5.1 the matters represented by us and set out in Schedule 2 of the Letter (save for those set out in Clauses _____, _____ and ______) are true and accurate on the date of this notice as if made on that date;

     5.2 no Potential Event of Default or Event of Default has occurred and is continuing or would result from the proposed drawdown; and

     5.3  the amount specified in 2. above should be credited to Account Number
          _______.

Words and expressions in this notice shall bear the same meaning as in the Letter.


---------------------
Director/Secretary

                                   SCHEDULE 8

                             SECRETARY'S CERTIFICATE

[GA Design International (Holdings) Limited Headed Paper]

To:      Bank of Scotland
         New Uberior House
         11 Earl Grey Street
         Edinburgh EH3 9BN

Re       :        GA Design International (Holdings) Limited (the "Company)
---------------------------------------------------------------------------

Registered Office  :  2nd Floor Lyme House Studios, 30-31 Lyme Street,
----------------------------------------------------------------------
                      London NW1 0EE
                      --------------

Registered Number  :  3705307
-----------------------------

Term Loan of (pound)2,000,000 (the "Facilities)
-----------------------------------------------

I, [insert full name], the Company Secretary certify that:-

1. the Company has the necessary power to borrow and to incur the liabilities specified in the letter(s) from BoS dated ____________ offering the Facilities (the "Letter(s)") and to draw down the Facilities;

2. no borrowing limit of the Company will be exceeded by any borrowing under the Letter(s);

3. the board of directors of the Company has duly authorised and [insert full names of those authorised] to accept the Letter(s), to draw down the Facilities and to execute all documentation necessary to complete the security specified in Schedule 1 of the Letter(s) (the "Security");

4. the individuals specified in 3 above were at the time of execution of the documentation referred to above and remain duly appointed [directors] [authorised signatories] of the Company;

5. the board of directors and where necessary, the shareholders of the Company have resolved that the granting of the Security is for the commercial benefit of the Company;

6. the resolutions giving the authorisations referred to above were validly passed at a properly convened meeting of the board of directors of the

     Company and, as the case may be, at a properly convened meeting of the shareholders of the Company and are in full force and effect[; and][.]

7.   Section 317 declaration of common interests.]

I attach (1) a list of all the directors of the Company and confirm that those persons listed are all the directors of the Company as at the date of this letter and (2) a copy of the Certificate of Incorporation [and Certificate(s) of Incorporation on Change of Name] of the Company and confirm that each copy is true, complete and up to date.

This certificate is authorised by the Board of Directors of the Company.


---------------------
Secretary

                                   SCHEDULE 9

                          PRO FORMA FINANCIAL COVENANT

                             COMPLIANCE CERTIFICATE

To:      The Bank of Scotland

For the attention of:[______________________________] Esq.

                                                               Date ____________

Dear Sirs

                                 Facility Letter
               dated [__________________] (the "Facility Letter")

                     Certificate of compliance in respect of
               the [Accounting Quarter] [Month] ended ____________

The calculations of the following tests, as set out in the financial covenants contained in Schedule 4 (Financial Covenants) of the Facility Letter are attached and the Borrower hereby confirms that the said financial covenants have throughout the [Accounting Quarter] [Month] ended ___________ been complied with.

*1.1     Gearing
**1.2    Asset                                                             Cover
**1.3    Senior                     Interest                               Cover
*1.5     Consolidated                                                    Gearing
*1.6     Consolidated                   Interest                           Cover
*1.4     Cash Flow Cover

Also, the Borrower hereby confirms that no Event of Default or Potential Default has occurred or is likely to occur and the Borrower is not aware of any circumstances likely to give rise to such an occurrence.

Expressions defined in the Facility Letter shall bear the same meanings when used in this certificate.

For                  and                 on             behalf               of:
GA Design International (Holdings) Ltd.


----------------------------------
Director

*Monthly compliance certificate only

**Quarterly compliance certificate only

                                   SCHEDULE 10

                            GROUP ORGANISATION CHART

                                  [FLOW CHART]

                                   SCHEDULE 11

                         DEFINITIONS AND INTERPRETATION

"Accountant's Report" means the report dated 31 July 2001 (including any schedules and appendices) by Deloitte & Touche on the taxation position of the Target.

"Acquisition" means the acquisition by the Borrower of the entire issued share capital of the Target.

"Acquisition Agreement" means the stock purchase agreement dated 18th December 2001 as amended by a supplemental stock purchase agreement dated on or around the date hereof between, inter alia, the Vendors and the Borrower under which the Borrower has agreed to purchase the entire issued share capital of the Target.

"Acquisition Documents" means the Acquisition Agreement and the attached disclosure schedules, the Loan Notes and the Put and Call Option.

"Acquisition Warranties" means the warranties and representations granted in favour of the Borrower under the Acquisition Agreement and related documents.

"Articles of Association" means the articles of association of the Borrower in place at Completion.

"Borrowings" means (without double counting):-

1.   money borrowed or raised and includes capitalised interest;

2. any liability under any bond, note, debenture, loan stock, redeemable preference share capital or other instrument or security;

3. any liability for acceptance or documentary credits or discounted instruments;

4. any liability for the acquisition cost of assets or services payable on deferred payment terms where the period of deferment is more than 90 days;

5. any liability under debt purchase, factoring and similar agreements and capital amounts owing under finance leases, hire purchase or conditional sale agreements or arrangements; and

6.   any liability under any guarantee or indemnity (except product warranties);

7.   any other arrangements having the commercial effect of borrowing.

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                                       35

"BoS" means The Governor and Company of the Bank of Scotland and its successors, assignees and transferees.

"BoS Documents" means this letter, the Security Documents, any agreement for Working Capital and all documents supplemental to any of them.

"BoS Group" means BoS, any Subsidiary of it, any holding company of it and any Subsidiary of its holding company.

"Business Day" means a day when the branch of BoS at which the Borrower's account is located is open for business.

"Business Plan" means the financial model prepared by Quayle Munro on behalf of the Borrower in respect of the Group dated 12th May 2001 and updated on 10 January 2002.

"Certified Copy" means a copy certified as true, complete and up to date by the specified person or, if no-one is specified, by either the secretary of the relevant Group Company or the Borrower's solicitors.

"Completion" means completion of the Acquisition Agreement in accordance with its terms.

"Consolidated Group" means the Parent and each of its subsidiaries which is not dormant and "Consolidated Group Company" shall be construed accordingly.

"Dangerous Substances" means any substances capable of causing harm to man or any other living organism or damaging the environment.

"Default Rate" means the rate which is two per cent. (2%) per annum over the rate at which interest is paid on the Term Loan under this letter.

"Distribution" means any dividend, redemption or distribution of assets by a company to its members whether in cash or otherwise on account of capital or income.

"Due Diligence Report" means the Legal Due Diligence Report.

"Environmental Law" means all laws, regulations, directives, codes of practice, circulars, guidance notices and court decisions (whether in the UK or elsewhere) concerning the protection of human health or welfare or the environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

"Environmental Licence" means any licence, authorisation or approval required by Environmental Law.

"Event of Default" means an event set out in Schedule 6.

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                                       36

"Final Repayment Date" means 31 January 2007.

"Financial Statements" means the audited annual profit and loss account and balance sheet of the relevant company for each of its financial years (consolidated for each financial year during which that company has a subsidiary) together with related directors' and auditors' reports.

"Full Group Security" means guarantees in favour of BoS from each Group Company on account of the obligations of each other Group Company and any other security (fixed or floating) which BoS may require.

"GAAP" means generally accepted accounting principles in the UK or the USA.

"Group" means the Borrower, the Target and each of their Subsidiaries which is not dormant and "Group Company" shall be construed accordingly.

"Increased Cost" means:-

1. an additional or increased cost incurred by BoS as a result of it having entered into, or performing, maintaining or funding its obligations under this letter; or

2. that portion of an additional or increased cost incurred by BoS in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the Term Loan; or

3. a reduction in any amount payable to BoS or in the effective return to BoS under the Term Loan or on its capital; or

4. the foregone amount of any payment made or interest or other return on or calculated by reference to any amount received or receivable by BoS under the Term Loan;

in each case arising as a result of any change, introduction, interpretation or administration of any law or regulation after the date of this letter or any compliance after the date of this letter with any law or regulation relating to reserve assets, special deposits, cash ratios, liquidity or capital adequacy requirements or any other form of banking or monetary control (including controls and requirements of the Bank of England, the Financial Services Authority, the European Central Bank or any other governmental or regulatory authority) or the introduction of, changeover to or operation of a single or unified European currency or otherwise but excluding (1) costs compensated for by the Mandatory Costs or (2) payments in respect of tax under Clause 9.1 of this letter or (3) costs not generally applicable to U.K. banks.

"Indemnified Events" means all actions, suits, proceedings, claims, demands, liabilities, costs, expenses, losses, damages and charges whatsoever (except those arising as a result of the gross negligence or wilful misconduct of BoS) which may occur in relation to or arising out of BoS having given the Treasury Guarantee.

"Intellectual Property Rights" means patents, patent applications, trade marks, community trade marks, service marks, trade names, brand names, domain names, registered designs, copyright and all other industrial and intellectual property rights.

"Inter Creditor Deed" means the inter creditor deed dated on or around the date hereof between, inter alia, the Borrower, the Vendors and BoS.

"Interest Payment Date" means the last Business Day of each Interest Period unless its duration is more than three months in which case it will also be the last Business Day of each three month period during that Interest Period.

"Interest Period" means each period selected under Clause 2.4 and to which a rate of interest calculated by reference to that clause applies.

"Legal Due Diligence Report" means the report by RadcliffesLeBrasseur dated on or around the date hereof in relation to certain legal aspects of the business of the Group.

"LIBOR" means the rate (expressed as an annual percentage rate) at which Sterling deposits in an amount equal to the Term Loan are offered to BoS in the London Inter Bank Market by prime banks, selected by BoS, at or about 11 am on the first Business Day of an Interest Period for the same period and amount in Sterling.

"Listing" means the admission of all or part of the issued share capital of any member of the Group to trading on London Stock Exchange plc, the Alternative Investment Market, any Recognised Investment Exchange (as such term is defined in the Financial Services and Markets Act 2000) or any investment exchange set out in Schedule 3 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 or any other market for the public trading of securities in any country (or any successor of any such markets or exchanges);

"Loan Notes" means the first and second subordinated promissory notes of (pound)2,680,000 in aggregate dated on or around the date hereof issued by the Borrower to the Vendors, Joseph Harris and Vernon Brannon.

"Management Team" means C D Liddle, residing at Thorn Cottage, Binton Lane, Seale, Farnham, Surrey GU10 1LG, Rod Fraser, residing at Hampton Lodge, The Green, Hampton Court, Surrey KT8 9BP, L H Welch, residing at 70 Holmesdale Road, Teddington, Middlesex TW11 9LG, John Ferguson, residing at Hillfoot Cottage, 4 Hillfoot Road, Sheffield S17 4AP, D Cafferty, residing at Brunswick Villa, 3 Burnside Close, Twickenham, Middlesex TW1 1ET, Caroline Buckingham, residing at Thorn Cottage, Binton Lane, Sealer,

Farnham, Surrey GU10 1LG, Richard Parsons, residing at 56 Station Road, Marlow, Buckinghamshire SL7 1NX, Nick Beecroft, residing at Croft Farm, 47 Greenhill Main Road, Sheffield, South Yorkshire S8 7RB and Karen Mosley, residing at 13 Brincliffe Hill, Sheffield S11 9DF and "member of the Management Team" is construed accordingly.

"Mandatory Costs" means the costs (expressed as an annual percentage at a rate rounded up to the nearest one eighth per cent) calculated by BoS in accordance with its usual practice of complying with any reserve asset and/or special deposit and/or cash ratio and/or liquidity and/or capital adequacy and/or banking control or similar requirements of Bank of England, the Financial Services Authority, the European Central Bank or any other governmental or regulatory authority.

"Margin" means two per cent. (2%).

"Material Adverse Effect" means any effect which, in the reasonable opinion of BoS, might:-

1. affect the ability of any Group Company to comply with its material obligations under a BoS Document;

2.   give rise to a breach of the financial covenants set out in Schedule 4;

3. materially and adversely affect the business, assets or financial condition of the Group as a whole; or

4. (where the context so admits) result in any of the Security Documents not being legal, valid and binding on, and enforceable substantially in accordance with its terms against any party to that Security Document or not providing BoS with enforceable security over the assets to be covered by it.

"Material Litigation" means any litigation, arbitration or administrative proceeding raised or threatened against, or defended by or judgement outstanding in relation to any Group Company, which involves, or if an adverse finding were made would involve, a total liability (whether actual or contingent) in excess of (pound)100,000.

"Notice of Drawdown" means a written notice in the form set out in Schedule 7 requesting drawdown of the Term Loan.

"Parent" means HLM Design, Inc..

"Permitted Borrowings" means:-

1.   the Term Loan and amounts due in respect of it;

2.   Working Capital and amounts due in respect of it;

3.   Borrowings between Group Companies where each have granted Full Group
     Security;

4. commitments of members of the Group under finance lease, hire purchase or conditional sale agreements or arrangements which do not at any time exceed(pound)300,000 in aggregate; and

5.   the Subordinated Debt.

"Permitted Disposals" means:-

1. the disposal of assets on an arm's length basis in the ordinary and usual course of trading including the use of cash for any such purpose;

2. disposals between Group Companies where the transferee has granted Full Group Security;

3. disposals where the proceeds are applied towards the acquisition of a replacement within 30 days of the disposal; and

4. disposals made other than in the ordinary and usual course of trading and not referred to in paragraphs 1 to 3 above but on an arm's length basis and only if the value of the assets disposed of (whether by a single or several transaction) when taken together with all similar disposals made by the Group in any financial year is not in total more than (pound)250,000 in aggregate.

"Permitted Distribution" means any Distribution which either:-

1. the Borrower is obliged to declare or pay by the Articles of Association and to which BoS has consented in writing; or

2.   is to a Group Company which has granted Full Group Security;

in each case at any time when no Event of Default or Potential Event of Default is continuing and the declaration, payment or making of which will not cause, directly or indirectly, an Event of Default or Potential Event of Default to occur.

"Permitted Payments" means any payment of principal or interest due and payable in respect of the Loan Notes in each case at any time when no Event of Default or Potential Event of Default is continuing and the declaration, payment or making of which will not cause, directly or indirectly, an Event of Default or Potential Event of Default to occur.

"Permitted Security Rights" means (1) liens and rights of set-off securing obligations which are not overdue beyond their standard payment dates, arising by operation of law in the ordinary and usual course of trading (2) Security Rights arising out of title retention provisions in a supplier's standard conditions of supply of goods acquired in the ordinary and usual course of trading or (3) Security Rights granted in terms of the BoS Documents or with the prior written approval of BoS.

"Potential Event of Default" means any event, act or condition which, with the giving of notice and/or lapse of time, and/or any other event, act or condition which, in the reasonable opinion of BoS, will or is likely to constitute an Event of Default.

"Put and Call Option" means the put and call option agreements dated on or around the date hereof between HLM Design, Inc. and each Vendor.

"Qualifying Bank" means a bank for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 which is within the charge to UK corporation tax as regards any interest payable to it under or in connection with this letter and/or any other BoS Document at the time when such interest is paid.

"Ringfenced Companies" means HLM Planning Limited, HLM Landscape Limited, Worldwide Architecture Limited, Rockarchimedia Limited and Top of the League Limited and "Ringfenced Company" shall be construed accordingly.

"Sale" means any transaction pursuant to which a person (or persons acting in concert) obtain control of 25% or more of the issued share capital of any Group Company (other than those persons having control of the Borrower or the relevant Group Company immediately after Completion) or in terms of which all or substantially all of the assets of the Borrower or of the Group are sold to any person (other than a member of the Group).

"Secretary's Certificate means a certificate in the form set out in Schedule 8 executed by the Secretary of the Borrower.

"Security Documents" means the documents listed under the heading of Security in
Schedule 1 and any other security granted to BoS.

"Security Right" means any mortgage, charge, security, pledge, lien, right of set-off, right to retention of title or other encumbrance, whether fixed or floating, over any present or future property, assets or undertaking.

"Statutory Control" means each of the following which affects any Group Company or any of its assets from time to time:-

1.   any legislation (including delegated legislation);

2.   any consent made or given under any legislation; and

3. any notice, order or correspondence related to paragraphs 1. or 2. above and having the force of law.

"Sterling" and the figure "(pound)" shall mean the lawful currency of the UK.

"Subordinated Debt" means the (pound)2,680,000 in aggregate subordinated promissory notes issued by the Borrower to the Vendors, Joseph Harris and Vernon Brannon pursuant to the Loan Notes;

"Target" means HLM Architects Limited (Company Number 2424914), having its registered office at 1 Old Lodge Place, St. Margarets, Twickenham, Middlesex TW1 1RQ.

"Target Group" means the Target and the Subsidiaries and any Subsidiary Undertaking of the Target immediately after Completion.

"Term Loan" means the term loan given under this letter and the amount of it outstanding at any time and the terms attaching to it as these may be varied by further agreement between the Borrower and BoS.

"Treasury" means Bank of Scotland Treasury Services PLC (registered number 2692890), having its registered office at Bishopsgate Exchange, P.O. Box 778, 155 Bishopsgate, London EC2M 3UB.

"Treasury Guarantee" means the agreed form guarantee entered into between Treasury and BoS now or in the future in relation to all sums due and payable by the Borrower or any Group Company under any hedging/swap/interest rate/currency documentation or any similar documentation in respect of any forward foreign exchange contracts or other derivative contracts entered into now or in the future between the Borrower or any Group Company and Treasury.

"Vendors" means Christopher Dunbar Liddle, Roderick Fraser, Leslie Hunter Welch, John Russell Ferguson, David Muir Cafferty, Caroline Julia Buckingham, Nicholas John Beecroft, Richard Peter Ian Parsons and Karen Susan Mosley.

"Working Capital" means a loan for working capital purposes at any time given to a Group Company by BoS and the amount of it outstanding at any time and the agreement evidencing it .

Interpretation

Any reference in this letter to:-

(1) statutes, statutory provisions and other legislation shall include all amendments, substitutions, modifications and re-enactments for the time being in force.

(2) "control" of any company shall be interpreted in accordance with Section 840 of the Income and Corporation Taxes Act 1988.

(3) "including" shall not be construed as limiting the generality of the words preceding it.

(4) "a Schedule" shall be construed as a reference to the schedules to this letter.

(5) any term or phrase defined in the Companies Act 1985 (as amended from time to time) shall bear the same meaning in this letter.

(6) words importing the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

(7) this letter and to any provisions of it or to any other document referred to in this letter shall be construed as references to it in force for the time being and as amended, varied, supplemented, restated, substituted or novated from time to time.

(8) a person are to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or any agency of a state, whether or not a separate legal entity.

(9) any person are to be construed to include that person's assignees or transferees or successors in title, whether direct or indirect.

Clause headings are for ease of reference only and are not to affect the interpretation of this letter.